Exhibit 99.1

                        JOINT FILERS' NAMES AND ADDRESSES

     1.  ICONIQ Strategic Partners II, L.P.
     2.  ICONIQ Strategic Partners II-B, L.P.
     3.  ICONIQ Strategic Partners II Co-Invest, L.P., AX Series
     4.  Divesh Makan
     5.  William Griffith

The business address for each of the above reporting persons is:

c/o ICONIQ Strategic Partners, 394 Pacific Avenue, 2nd Floor
San Francisco, CA 94111